EXHIBIT 4

                             ADMIRALTY BANCORP, INC.

                             1998 STOCK OPTION PLAN

SECTION 1.  PURPOSE

         The Admiralty Bancorp, Inc. 1998 Stock Option Plan (the "Plan") is hereby established to foster and promote the long-term success of Admiralty Bancorp, Inc., its subsidiaries (collectively, the "Corporation") and its shareholders by providing directors of the Corporation and its subsidiaries (including directors who may be officers or employees) with an equity interest in the Corporation. The Plan will assist the Corporation in attracting and retaining the highest quality of experienced persons as directors and officers and in aligning the interests of such persons more closely with the interests of the Corporation's shareholders by encouraging such parties to maintain an equity interest in the Corporation.

SECTION 2.  DEFINITIONS

         Capitalized terms not specifically defined elsewhere herein shall have the following meaning:

         "Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

         "Board" means the Board of Directors of the Corporation.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

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         "Common Stock" or "Stock" means the Class B Common Stock, no par value, of the Corporation.

         "Corporation" means Admiralty Bancorp, Inc. and any present or future subsidiary corporations of Admiralty Bancorp, Inc. (as defined in Section 424 of the Code) or any successor to such corporations.

         "Disability" shall mean with respect to an Officer, a permanent disability which qualifies as total disability under the terms of the Corporation's long-term disability plans and, with respect to a Director, permanent and total disability which if the Director were an employee of the Corporation would be treated as a total disability under the terms of the Corporation's long-term disability plan for employees as in effect from time to time; provided, however, with respect to a Participant who has been granted an Incentive Stock Option such term shall have the meaning set forth in Section 422(c)(6) of the Code.

         "Fair Market Value" means, with respect to shares of the Common Stock, the fair market value as determined by the Board of Directors in good faith and in a manner established by the Board from time to time, taking into account such factors as the Board may deem relevant, including the book value of the Common Stock and, to the extent that there is a trading market for the Common Stock, the market price.

         "Incentive Stock Option" means an option to purchase shares of Common Stock granted to a Participant under the Plan which is intended to meet the requirements of Section 422 of the Code.

         "Non-Employee Director" shall have the meaning ascribed to such term under Securities and Exchange Commission Rule 16b-3(b)(3).

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         "Non-Qualified Stock Option" means an option to purchase shares of
Common Stock granted to a Participant under the Plan which is not intended to be an Incentive Stock Option.

         "Option" means an Incentive Stock Option or a Non-Qualified Stock
Option.

         "Participant" means a member of the Board of Directors of the Corporation selected by the Board to receive an Option under the Plan.

         "Plan" means the Admiralty Bancorp, Inc. 1998 Stock Option Plan.

         "Retirement" shall mean with regard to an employee, termination of employment in accordance with the retirement provisions of any retirement or pension plan maintained by the Corporation or any of its subsidiaries. With regard to a Director who is not also an employee, "Retirement" shall mean cessation of service on the Corporation's Board of Directors after age 60 with at least 10 years of service as a member of the Corporation's Board of Directors.

         "Termination for Cause" means termination because of Participant's intentional failure to perform stated duties, personal dishonesty, willful violation of any law, rule regulation (other than traffic violations or similar offenses) or final cease and desist order issued by any regulatory agency having jurisdiction over the Participant or the Corporation.

SECTION 3.  ADMINISTRATION

         (a) The Plan shall be administered by the Board of Directors. Among other things, the Board of Directors shall have authority, subject to the terms of the Plan, to grant Options, to determine the individuals to whom and the time or times at which Options may be granted, to determine whether such Options are to be Incentive Options or Non-Qualified Options (subject to the requirements of the Code), to determine the terms and conditions of any Option granted

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hereunder, including whether to impose any vesting period, and the exercise price thereof, subject to the requirements of this Plan.

         (b) Subject to the other provisions of the Plan, the Board of Directors shall have authority to adopt, amend, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Option and to decide all disputes arising in connection with the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem appropriate to carry the Plan into effect, in its sole and absolute discretion. The Board's decision and interpretations shall be final and binding. Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

         (c) The Board of Directors may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

SECTION 4.  ELIGIBILITY AND PARTICIPATION

         Members of the Board of Directors of the Corporation shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Board of Directors, in its sole discretion, from among those eligible, and the Board shall determine in its sole discretion the numbers of shares to be covered by the Option or Options granted to each

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Participant. Options intended to quality as Incentive Stock Options shall be granted only to persons eligible to receive Incentive Stock Options under the Code.

SECTION 5.  SHARES OF STOCK AVAILABLE FOR OPTIONS

         (a) The maximum number of shares of Common Stock which may be issued and purchased pursuant to Options granted under the Plan is 330,000, subject to the adjustments as provided in this Section and Section 9, to the extent applicable. If an Option granted under this Plan expires or terminates before exercise or is forfeited for any reason, without a payment in the form of Common Stock being granted to the Participant, the shares of Common Stock subject to such Option, to the extent of such expiration, termination or forfeiture, shall again be available for subsequent Option grant under Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

         (b) In the event that the Board of Directors determines, in its sole discretion, that any stock dividend, stock split, reverse stock split or combination, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to Participants, the Board shall proportionately and appropriately adjust equitably any or all of (i) the maximum number and kind of shares of Common Stock in respect of which Options may be granted under the Plan to Participants, (ii) the number and kind of shares of Common Stock subject to outstanding Options held by Participants, and (iii) the exercise price with respect to

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any Options held by Participants, without changing the aggregate purchase price as to which such Options remain exercisable, and if considered appropriate, the Board may make provision for a cash payment with respect to any outstanding Options held by a Participant, provided that no adjustment shall be made pursuant to this Section if such adjustment would cause the Plan to fail to comply with Section 422 of the Code with respect to any Incentive Stock Options granted hereunder. No fractional Shares shall be issued on account of any such adjustment.

         (c) Any adjustments under this Section will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

SECTION 6.  NON-QUALIFIED STOCK OPTIONS

         6.1 GRANT OF NON-QUALIFIED STOCK OPTIONS.

         The Board of Directors may, from time to time, grant Non-Qualified Stock Options to Participants upon such terms and conditions as the Board of Directors may determine, and may grant Non-Qualified Stock Options in exchange for and upon surrender of previously granted Non-Qualified Stock Options under this Plan. Non-Qualified Stock Options granted under this Plan are subject to the following terms and conditions:

         (a) PRICE. The purchase price per share of Common Stock deliverable upon the exercise of each Non-Qualified Stock Option shall be determined by the Board of Directors on the date the option is granted. Such purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be

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made, in whole or in part, through the surrender of shares of the Common Stock at the Fair Market Value of such shares on the date of surrender.

         (b) TERMS OF OPTIONS. The term during which each Non-Qualified Stock Option may be exercised shall be determined by the Board of Directors, but in no event shall an Non-Qualified Stock Option be exercisable in whole or in part more than ten (10) years from the date of grant, except as provided for below. Non-Qualified Stock Options granted hereunder are generally non-transferable, provided, however, that any Non-Qualified Stock Option granted hereunder may be transferred by a Participant to members of the Participant's immediate family, or to any trust or benefit plan established for the benefit of such Participant or immediate family member, or pursuant to the laws of descent and distribution.

         (c) TERMINATION OF SERVICE. Except as provided in Sections 6.1(d) and
(e) hereof, unless otherwise determined by the Board of Directors, upon the termination of a Participant's service as a member of the Board of Directors for any reason other than Disability, death or Termination for Cause, the Participant's Non-Qualified Stock Options shall be exercisable only for a period of three months following termination. Notwithstanding any provision set forth herein nor contained in any Agreement relating to the award of an Option, in the event of Termination for Cause, all rights under the Participant's Options shall expire upon termination. In the event of death or termination of service as a result of Disability of any Participant, all Non-Qualified Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries for one year or such longer period as determined by the Board following the date of the Participant's death or

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termination of service due to Disability, provided that in no event shall the period extend beyond the expiration of the option term of the Non-Qualified Stock Option.

         (d) EXCEPTION FOR RETIREMENT. Notwithstanding the general rule contained in Section 6.1(c) above, all Non-Qualified Stock Options held by a Participant whose service with the Corporation terminates due to Retirement may be exercised for the greater of (i) the remaining term of the option, or (ii) twelve (12) months.

         (e) TERMINATION OF SERVICE UPON A CHANGE IN CONTROL

         Upon the termination of a Participant's service as an employee or member of the Board of Directors in connection with a change in control of the corporation (as defined below), the Participant's Non-Qualified Stock Options shall be exercisable, regardless of their then remaining term, for the greater of (i) a period of 12-months after the change in control or (ii) their then remaining term. For purposes of this provision, the term "change in control of the Corporation" shall mean a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Corporation, the acquisition of more than 50% of the voting power of the capital stock of the Corporation by any person or group, or any similar transaction in which the Corporation is not the surviving entity.

SECTION 7.  INCENTIVE STOCK OPTIONS

         7.1 GRANT OF INCENTIVE STOCK OPTIONS.

         The Board of Directors may, from time to time, grant Incentive Stock Options to eligible employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

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         (a) PRICE. The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant. However, if a Participant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Common Stock, the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant. Shares may be purchased only upon payment of the full purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock at the Fair Market Value of such shares on the date of surrender.

         (b) AMOUNTS OF OPTIONS. Incentive Stock Options may be granted to any eligible employee in such amounts as determined by the Board of Directors. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year shall not exceed $100,000. The provisions of this Section 7.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an award is in excess of such limit, it shall be deemed a Non-Qualified Stock Option. The Board shall have discretion to redesignate options granted as Incentive Stock Options as Non-Qualified Stock Options.

         (c) TERMS OF OPTIONS. The term during which each Incentive Stock Option may be exercised shall be determined by the Board of Directors, but in no event shall an Incentive Stock

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Option be exercisable in whole or in part more than ten (10) years from the date of grant. If at the time an Incentive Stock Option is granted to an employee, the employee owns Common Stock representing more than ten percent (10%) of the total combined voting power of the Corporation (or, under Section 422(d) of the Code, is deemed to own Common Stock representing more than ten percent (10%) of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of Common Stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such employee, or by or for any corporation, partnership, estate or trust of which such employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted to such employee shall not be exercisable after the expiration of five years from the date of grant. Incentive Stock Options granted hereunder are generally non-transferrable; provided, however, that any Incentive Stock Option granted hereunder may be transferred by a Participant only pursuant to the laws of descent and distribution.

         (d) TERMINATION OF EMPLOYMENT. Except as provided in Section 7.1(e) hereof, upon the termination of a Participant's service for any reason other than Disability, death or Termination for Cause, the Participant's Incentive Stock Options which are then exercisable at the date of termination may only be exercised by the Participant for a period of three months following termination. Notwithstanding any provisions set forth herein nor contained in any Agreement relating to an award of an Option, in the event of Termination for Cause, all rights under the Participant's Incentive Stock Options shall expire immediately upon termination.

         Unless otherwise determined by the Board of Directors, in the event of death or termination of service as a result of Disability of any Participant, all Incentive Stock Options

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held by such Participant, whether or not exercisable at such time, shall be exercisable by the Participant or the Participant's legal representatives or beneficiaries of the Participant for one year following the date of the participant's death or termination of employment as a result of Disability. In no event shall the exercise period extend beyond the expiration of the Incentive Stock Option term.

         (e) EXCEPTIONS. (i) Notwithstanding the general rule contained in
Section 7.1(d) above, all options held by a Participant whose employment with the Corporation terminates due to Retirement may be exercised for the greater of
(a) the remaining term of the option or (b) twelve (12) months. Any Incentive Stock Option exercised more than three (3) months after a Participant's Retirement will be treated as a Non-Qualified Stock Option;

                         (ii) Notwithstanding the general rule contained in
Section 7.1(d) above, in the event a Participant's employment with the Corporation terminates as a result of a Change in Control of the Corporation (as defined in Section 6.1(e) hereunder), a Participant may continue to exercise any Options then held, regardless of their remaining term, for the greater of (i) a period of 12-months after the date of such Change in Control or (ii) their then remaining term. To the extent that this provision would permit any Incentive Stock Option to be exercised more than three months after a Participant's cessation of employment, such Options shall be treated as a Non-Qualified Stock Option hereunder.

         (f) COMPLIANCE WITH CODE. The Options granted under this Section 7 of the Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, but the Corporation makes no warranty as to the qualification of any option as an incentive stock option within the meaning of
Section 422 of the Code. A Participant shall notify the Board in

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writing in the event that he disposes of Common Stock acquired upon exercise of an Incentive Stock Option within the two-year period following the date the Incentive Stock Option was granted or within the one-year period following the date he received Common Stock upon the exercise of an Incentive Stock Option and shall comply with any other requirements imposed by the Corporation in order to enable the Corporation to secure the related income tax deduction to which it will be entitled in such event under the Code.

SECTION 8.  EXTENSION

         The Board of Directors may, in its sole discretion, extend the dates during which all or any particular Option or Options granted under the Plan may be exercised.

SECTION 9.  GENERAL PROVISIONS APPLICABLE TO OPTIONS

         (a) Each Option under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board of Directors considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

         (b) Each Option may be granted alone, in addition to or in relation to any other Option. The terms of each Option need not be identical, and the Board of Directors need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Option, any determination with respect to an Option may be made by the Board at the time of grant or at any time thereafter.

         (c) In the event of a consolidation, reorganization, merger or sale of all or substantially all of the assets of the Corporation, in each case in which outstanding shares of

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Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Corporation, the Board of Directors shall provide for any one or more of the following actions, as to outstanding Options: (i) provide that such Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that such options substituted for Incentive Stock Options shall meet the requirements of the Code for Incentive Stock Options, (ii) upon written notice to the Participants, provide that all unexercised Options will terminate immediately prior to the consummation of such transaction unless exercised (to the extent then exercisable) by the Participant within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the Corporation will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the Participants equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Options in exchange for the termination of such Options, and (iv) provide that all or any outstanding Options shall become exercisable in full immediately prior to such event.

         (d) The Participant shall pay to the Corporation, or make provision satisfactory to the Board of Directors for payment of, any taxes required by law to be withheld in respect of Options under the Plan no later than the date of the event creating the tax liability. In the Board's sole discretion, a Participant (other than a Participant subject to Section 16 of the "Act" (a "Section 16 Participant"), who shall be subject to the following sentence) may elect to have such tax

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obligations paid, in whole or in part, in shares of Common Stock, including shares retained from the Option creating the tax obligation. With respect to
Section 16 Participants, upon the issuance of shares of Common Stock in respect of an Option, such number of shares issuable shall be reduced by the number of shares necessary to satisfy such Section 16 Participant's federal, and where applicable, state withholding tax obligations. For withholding tax purposes, the value of the shares of Common Stock shall be the Fair Market Value on the date the withholding obligation is incurred. The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

         (e) The Board of Directors may at any time, and from time to time, amend, modify or terminate the Plan or any outstanding Option held by a Participant, including substituting therefor another Option of the same or a different type or changing the date of exercise or realization, provided that the Participant's consent to each action shall be required unless the Board of Directors determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

                  (f) For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant:

                  (i) a transfer to the employment of the Corporation from a subsidiary or from the Corporation to a subsidiary, or from one subsidiary to another, or

                  (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Corporation, if the Participant's right to reemployment is guaranteed either by a statute or by contract or under the

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                           policy pursuant to which the leave of absence was
                           granted or if the Board of Directors otherwise so provides in writing.

SECTION 10.  MISCELLANEOUS

         (a) No person shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving a Participant the right to continued employment with the Corporation or service on the Corporation's Board of Directors. The Corporation expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Option.

         (b) Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation arrangements.

         (c) Subject to the provisions of the applicable Option, no Participant shall have any rights as a shareholder (including, without limitation, any rights to receive dividends, or non cash distributions with respect to such shares) with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

         (d) Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

         (e) No member of the Board of Directors shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Board of Directors be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Board of Directors shall be indemnified by the Corporation against any

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losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

         (f)      The Plan shall be effective on May 1, 1998.

         (g) The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be granted without shareholder approval if such approval is necessary to comply with any applicable tax laws or regulatory requirement.

         (h) Options may not be granted under the Plan after April 30, 2008, but then outstanding Options may extend beyond such date.

         (i) To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of Delaware.

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